Exhibit 21.1(b)

COMPANY SUBSIDIARIES

The Joseph A. Bank Mfg. Co., Inc., a New Jersey corporation

RS Servicing Co., Inc., a Delaware corporation

IS Servicing Co., Inc., a Delaware corporation

TS Servicing Co., Inc., a Delaware corporation